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                                                                    EXHIBIT 99.2

CHARTWELL
LEISURE

                                                     CONTACT:  Kekst and Company
                                                               (212) 593-2655
                                                               Barbara Glassman
                                                               Jim Fingeroth

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                 CHARTWELL LEISURE AND HFS INCORPORATED TO END
                         CORPORATE SERVICES AGREEMENT

New York, NY (November 25, 1996) -- Chartwell Leisure Inc. (NASDAQ:CHRT) announced today that it and HFS Incorporated (NYSE:HFS) have agreed to terminate their corporate services agreement under which Chartwell Leisure was obligated to pay to HFS an annual fee of $1.5 million until 2019 in exchange for various advisory services by HFS.

The termination of that agreement will become effective on December 31, 1996, subject to consent from Chartwell Leisure's bank lenders. In connection with the termination, Chartwell Leisure will pay HFS a total of $9.5 million, consisting of cash and a promissory note. Chartwell Leisure will incur a $9.5 million expense in the fourth quarter of 1996 as a result of the termination of the agreement.

Chartwell Leisure is a hotel owner/operator and developer. Chartwell Leisure owns, directly or with joint venture partners, approximately 130 hotel properties in both the full-service and limited-service segments, containing approximately 11,500 guest rooms, located in 26 states and six Canadian provinces.

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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with the acquisition of existing hotels and development of new hotels, operating risks, risks associated with the dependence on franchisers of the Company's lodging properties and historical cyclicality of the lodging industry. Those and other risks are described in the Company's filing with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.